Contact:	Telephone:	Press Information
Albrecht Eckl	+49 (0) 711 17-52131
Date:
March 6, 2012

Exclusive, stylish and dynamic: the Viano PEARL. The new Limited Edition from Mercedes-Benz

  World premiere at the Geneva Motor Show from 6 - 18 March 2012
  Striking exterior: exclusive appearance exuding dynamism and style
  Luxurious interior: high-quality real wood, fine nappa leather and trim elements in brushed aluminium
  Impressive dimming effect with electrochromatic glass
  Custom-made sound system from Bang & Olufsen
  Limited edition based on the Viano VISION PEARL show car

Stuttgart/Geneva. Travelling in ultimate style: the new Mercedes-Benz Viano PEARL Limited Edition demonstrates the possibilities offered by a large-capacity vehicle. The top model of the Viano line combines spaciousness with exclusivity. It sets new standards with its tasteful and stylish interior featuring select materials and its dynamic exterior.

Daimler Communications, 70546 Stuttgart/Germany
Mercedes-Benz – A Daimler Brand

Striking exterior: Exclusive appearance exuding dynamism and style

The front end design featuring a modified radiator grille and a distinctive bumper with integrated LED daytime driving lights provides a subtle yet effective initial indication of the class embodied by this exclusive Viano. The new "magno allanite grey" paintwork featuring a satin finish plays its part in defining the vehicle's special appearance. An alternative new metallic paint finish will also be available to customers from the startup of production.

19-inch light-alloy wheels with two-tone paintwork and tyres in 245/45 R 19 emphasize the dynamic character of the Viano PEARL Limited Edition. The vehicle's equally elegant character is underlined by shoulder line trim strips. The exterior can be further refined with the optional roof rails in the contrasting dark colour "mountain grey".

Luxurious interior: high-quality real wood, fine nappa leather and trim elements in brushed aluminium

Entrance steps with walnut wood strips and illuminated brand lettering welcome passengers aboard. The rear boasts a real walnut floor finished in a warm walnut stain. Despite its protective seal, the material presents an open-pored and natural appearance. The side trim panels in the rear and the cockpit are also in walnut. Roof liner and window pillars feature high-quality DINAMICA fabric.

The front seats and the four individual seats in the rear are upholstered in finest two-tone nappa leather in seashell grey and grey beige. Contrasting stitching adds an attractive highlight, as do the trim strips in brushed aluminium, whose colour is designed to complement the two nappa leather variants. Subtle, dimmable ambient lighting behind the aluminium trim strips underscores the sedate atmosphere reminiscent of a stylish yacht.

Daimler Communications, 70546 Stuttgart/Germany
Mercedes-Benz – A Daimler Brand

Impressive dimming effect with electrochromatic glass

Passengers are able to control the degree of privacy which they wish to enjoy on board the Viano PEARL Limited Edition, thanks to MAGIC SKY CONTROL, featuring electrochromatic glass for the rear side windows which can be darkened at the touch of a button. The glazing can be switched directly from light to dark or dimmed in ten successive stages. This effect is made possible by liquid crystals in the double glazing which adjust their orientation according to the applied voltage, thereby altering the degree of transparency.

Specially tailored sound system from Bang & Olufsen

A "BeoSound Viano" sound system from Bang & Olufsen, produced and tuned specifically for the Viano PEARL Limited Edition, provides for superior on-board audio quality. The system comprises an amplifier with a total output of 1320 W, together with 18 high-end loudspeakers and four illuminated tweeter lenses distributed throughout the interior.

A W-LAN hotspot keeps the vehicle connected for entertainment or work purposes while on the road. Up to four terminals can be connected simultaneously to the internet.

Limited edition based on the Viano VISION PEARL showcar

The Viano PEARL CDI 3.0 Blue EFFICIENCY Limited Edition is powered by a V6 diesel engine rated at 165 kW (224 hp) which combines superior performance with restrained fuel consumption. Alternatively, the new top Viano model is also available as a 3.5 variant with a V6 petrol engine rated at 190 kW (258 hp). Both engine variants come with an automatic transmission.

Daimler Communications, 70546 Stuttgart/Germany
Mercedes-Benz – A Daimler Brand

The new flagship for the Mercedes-Benz Viano originates from the impressive Viano VISION PEARL show car at the last Frankfurt International Motor Show. The highly positive response to the show car prompted Mercedes-Benz Vans to take it as the basis for development of the new series-production model. The Mercedes-Benz Limited Edition Viano PEARL will be premiered at the Geneva Motor Show from 6 to 18 March. It will retail at € 99,000 net. The Viano PEARL Limited Edition will be available for ordering from the spring. The initial vehicles will be delivered to customers in the summer of 2012.

Further information from Mercedes-Benz and images with index numbers 12A157 and 12A158 are available at: www.media.daimler.com and www.mercedes-benz.com

Daimler Communications, 70546 Stuttgart/Germany
Mercedes-Benz – A Daimler Brand